Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Barrier Securities with Upside Reset Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	S&P 500® Index ("SPX")
Pricing date:	June 27, 2022
Valuation date:	June 27, 2025
Maturity date:	July 2, 2025
Reset barrier value:	85% of the initial underlying value
Reset event:	A reset event will occur if the underlying closes below the reset barrier value on any day during the first year of the security
Upside barrier value:	• If a reset event has not occurred: the initial underlying value • If a reset event has occurred: the reset barrier value
Downside barrier value:	80% of the initial underlying value
CUSIP / ISIN:	17330PQQ5 / US17330PQQ53
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying upside return:	(Final underlying value – **upside barrier value**) / initial underlying value
Underlying downside return:	(Final underlying value – initial underlying value) / initial underlying value
Return amount:	$1,000 × the underlying upside return
Maximum return at maturity:	• If a reset event has not occurred: $450 per security (45.00% of the stated principal amount) • If a reset event has occurred: $600 per security (60.00% of the stated principal amount) The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Payment at Maturity:	• If the final underlying value is **greater than** the upside barrier value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is **less than or equal to** the upside barrier value but **greater than or equal to** the downside barrier value: $1,000 • If the final underlying value is **less than** the downside barrier value: $1,000 + ($1,000 × the underlying downside return) If the final underlying value is less than the downside barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	[Preliminary Pricing Supplement dated June 21, 2022]

Hypothetical Payment at Maturity

If a Reset Event **Has Not** Occurred

If a Reset Event **Has** Occurred


Payment at Maturity
A
B/C
D
B
C
Percentage Change from Initial Underlying Value to Final Underlying Value
The Underlying
The Securities

Hypothetical Percent Change from Initial to Final Underlying Value		If a Reset Event **Has Not** Occurred: Hypothetical Security Return	If a Reset Event **Has Not** Occurred: Hypothetical Payment at Maturity	If a Reset Event **Has** Occurred: Hypothetical Security Return	If a Reset Event **Has** Occurred: Hypothetical Payment at Maturity
D	100.00%	45.00%	$1,450.00	60.00%	$1,600.00
	75.00%	45.00%	$1,450.00	60.00%	$1,600.00
	45.00%	45.00%	$1,450.00	60.00%	$1,600.00
	20.00%	20.00%	$1,200.00	35.00%	$1,350.00
C	0.00%	0.00%	$1,000.00	15.00%	$1,150.00
	-5.00%	0.00%	$1,000.00	10.00%	$1,100.00
	-10.00%	0.00%	$1,000.00	5.00%	$1,050.00
B	-15.00%	0.00%	$1,000.00	0.00%	$1,000.00
	-20.00%	0.00%	$1,000.00	0.00%	$1,000.00
A	-20.01%	-20.01%	$799.90	-20.01%	$799.90
	-50.00%	-50.00%	$500.00	-50.00%	$500.00
	-100.00%	-100.00%	$0.00	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the final underlying value is less than the downside barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.